-------------------------
                                                           OMB APPROVAL
                                                      -------------------------
                                                      OMB Number:     3235-0104
                                                      Expires: January 31, 2005
                                                      Estimated average burden
                                                      hours per response    0.5
                                                      -------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Bennett                          James                  D.
--------------------------------------------------------------------------------
   (Last)                         (First)              (Middle)
   c/o Bennett Management Corporation
   2 Stamford Plaza
   Suite 1501
   281 Tresser Boulevard
--------------------------------------------------------------------------------
                                    (Street)

  Stamford                             CT                   06901
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     3/7/03
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Polymer Group, Inc. - POLGV
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


--------------------------------------------------------------------------------
6.   If Amendment, Date of Original (Month/Day/Year)


--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form filed by One Reporting Person

     [_]  Form filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

   Class A Common Stock                  600,874****                  I                   ***
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Sub Note - Convertible  At any time 12/31/07    Class A Common Stock      643,468****  Market value of   I             ***
                                                                                       Class A Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

 *** Shares held in accounts of various entities over which the Reporting Person exercises investment discretion through his position as the principal of the General Partner or Investment Manager of such entities.

**** The Reporting Person disclaims beneficial ownership except to the extent of his pecuniary interest therein.

           /s/ James D. Bennett****                              3/17/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


75252.0000 #391873